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                                                                    Exhibit 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
Baldwin Piano & Organ Company:

         We consent to the incorporation by reference in each of the registration statements (File Nos. 33-53809 and 333-3775) on Form S-8 of Baldwin Piano & Organ Company of our report dated February 23, 1998, relating to the consolidated balance sheets of Baldwin Piano & Organ Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and our report dated February 23, 1998 on the related schedule, which reports are included or incorporated by reference in the December 31, 1997 annual report on Form 10-K of Baldwin Piano & Organ Company.





                                          KPMG PEAT MARWICK LLP




Cincinnati, Ohio
March 27, 1998